Exhibit 10.10

5-YEAR TREASURY RATE INDEX AMORTIZING PERMANENT LOAN (Standing Loan - No Interest Only Payments) (Recast Interest Rate and Payment Amount) (Prepayments 20% or Greater Allowed with Prepayment Fee)

Amount of Note: $8,712,000.00	BANA Loan Number: 410-74946

PROMISSORY NOTE SECURED BY DEED OF TRUST

March 22, 2001	Rancho Cordova, California

1. BORROWER’S PROMISE TO PAY.

For value received, Super Micro Computer, Inc., a California corporation (“Borrower”) promises to pay *Eight million seven hundred twelve thousand and no/100ths* Dollars ($8,712,000.00), or such lesser amount as shall be advanced under this promissory note (“Note”), plus interest, to the order of BANK OF AMERICA, N.A. (“Bank”), at Rancho Cordova, California, or at such other place as the holder of this Note may from time to time require.

This Note evidences a Standing loan (the “Loan”) from Bank to Borrower made pursuant to a Standing Loan Agreement (the “Loan Agreement”) between Bank and Borrower of even date herewith. This Note is secured by a deed of trust, assignment of rents and fixture filing (the “Deed of Trust”) covering certain real property and other collateral.

2. INTEREST RATE AND PAYMENT TERMS.

A. The Interest Rate. Interest shall accrue at a rate per year equal to the Index Figure (as defined below) plus one and three quarters percent (1.75%) (the “Spread”), adjusted every five (5) years as set forth in Section 3 below. The “Index Figure” means the asked yield for the most recently auctioned United States Treasury Bond or Note with a stated maturity date which is five (5) years from the date of determination (or the nearest month thereafter available), as shown on the Telerate page 5 (or such other page as may replace it), rounded upward to the nearest one-eighth (0.125%) of one percent. If at any time the Index Figure is no longer available, Bank, with notice to Borrower, will choose a new index that is based on comparable information. Initially, interest will accrue at the rate of Six and one-quarter percent (6.25%) per year.

B. Monthly Payments. If the Loan funds on any day but the first day of a month, Borrower may be required by Bank, at its sole discretion, to pay interest in advance from the funding date to the first day of the next month. For purposes hereof, the “funding date” means the date funds are disbursed from the Bank, whether disbursed directly to Borrower or to an escrow agent or other similar party, regardless of when and if the funds are disbursed from such escrow agent or other similar party for Borrower’s benefit. Otherwise, principal and interest shall be payable in monthly installments (the “Regular Payments”) equal to the monthly amount that would be necessary to repay principal and interest over a twenty (20) year amortization schedule (the “Amortization Schedule”). Initially, the amount of the Regular Payments shall be Sixty four thousand one hundred forty four and 64/100ths Dollars ($64,144.64). The Regular Payments are subject to change if the interest rate changes as provided in Section 3 below.

C. Payment Dates. Borrower shall pay two hundred thirty nine (239) monthly Regular Payments beginning May 1, 2001, and continuing on the first day of each month thereafter, with a final payment of all remaining unpaid principal, accrued but unpaid interest and other sums due under this Note due and payable April 1, 2021 (the “Maturity Date”). A balloon payment may be due on the Maturity Date.

D. Interest Calculation. Interest will be computed on the basis of a 360 day year and actual days elapsed, which results in more interest than if a 365-day year were used.

3. CHANGES IN INTEREST RATE AND MONTHLY PAYMENTS.

A. Changes in Interest Rate. The interest rate will change with changes in the Index Figure as follows: May 1, 2006, and each May 1st, occurring at five (5) year intervals thereafter, are called “Change Dates.” The Index Figure available on each Change Date, rounded up to the nearest one-eighth of one percentage point (0.125%), is called the “Current Index Figure.” Effective each Change Date, the interest rate will change to the Current Index Figure plus the Spread (the “New Interest Rate”). The Note will thereafter accrue interest at the New Interest Rate until the next Change Date. Notwithstanding the foregoing, if the remaining term of the Loan on the final Change Date is less than five (5) years, the Current Index Figure for such final Change Date shall be the asked yield for the most recently auctioned United States Treasury Bond or Note with a stated maturity date nearest in time to the month (or to the nearest month thereafter available) of the Maturity Date of the Loan, as shown on the Telerate page 5 (or such other page as may replace it) on such final Change Date, rounded upward to the nearest one-eighth (0.125%) of one percent.

B. Changes in Regular Payments. For each Change Date, Bank will determine the amount of monthly Regular Payments that will be necessary to repay the unpaid principal that Borrower is expected to owe at the Change Date (1) accruing interest at the New Interest Rate (2) over a term equal to the Amortization Schedule less the number of whole calendar months that have elapsed during the term of the Loan. For example, if the Amortization Schedule is thirty (30) years and five (5) years of the Amortization Phase have elapsed, the new Regular Payments will be based on a twenty-five (25) year amortization schedule. The result of this calculation will be the new amount of the Regular Payments. Borrower will pay the amount of the new Regular Payments beginning on the first monthly payment date after the Change Date until the amount of the Regular Payments changes again.

C. No Limit on Amount of Interest or Payment Changes. There is no limit on the amount the interest rate or the Regular Payments on this Note may increase or decrease on any single Change Date, or in the aggregate on all Change Dates throughout the life of the Loan.

D Notice of Changes. Bank will give Borrower notice of any changes in the interest rate or the Regular Payments, but the effectiveness and date of such changes shall not be affected by such notice or the lack thereof.

4. PRINCIPAL PREPAYMENTS.

A. Prepayments. Borrower may prepay principal on the Note in whole or in part in minimum amounts equal to or greater than twenty percent (20%) of the face amount of this Note in accordance with the terms of this Section. Prepayments which are less than twenty percent (20%) of the face amount of this Note are not permitted. Borrower shall give Bank irrevocable written notice of Borrower’s intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by Bank at least five (5) Banking Days in advance of the prepayment. All prepayments of principal on the Note shall be applied to the most remote principal installment or installments then unpaid. Each prepayment, whether voluntary, by reason of acceleration or otherwise, must be accompanied by payment of all accrued interest on the amount prepaid and the prepayment fee (“Prepayment Fee”) described below. Bank will submit a certificate to Borrower setting forth its determination of any Prepayment Fee, which certificate shall be conclusive and binding in the absence of manifest error.

B. Prepayment Fee. The Prepayment Fee will be the sum of the following:

(1) $250; plus

(2) the sum of the fees calculated separately as of each Original Payment Late as follows:

(a) subtract the applicable Reinvestment Rate from the Cost of Funds Rate;

(b) divide the difference of (a) by twelve (12);

(c) multiply the quotient of (b) by the Original Loan Balance on the Original Payment Date;

(d) determine the present value of the product from (c) using the applicable Reinvestment Rate;

(e) add together the amounts calculated in (d) as of each Original Payment Date; if the prepayment is a partial prepayment, multiply this sum by the Prepaid Percentage;

(f) If the amount determined under (e) is less than zero (0), the component of the Prepayment Fee calculated under this subpart (2) is zero (0); plus

(3) an amount equal to all costs and expenses Bank reasonably expects to incur in liquidation and reinvestment of the prepaid funds.

C. Definitions. For purposes of this Note, the capitalized terms used herein and not otherwise defined in the Note have the following meanings:

(1) “Banking Day” means a day, other than a Saturday or Sunday, on which Bank is open for business for all banking functions in California.

(2) “Cost of Funds Rate” means the Index Figure in effect as of the date of prepayment plus one-quarter percentage point (1/4%).

(3) “Money Market” means one or more wholesale funding markets available to Bank, including domestic certificates of deposit, Eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by Bank.

(4) “Original Loan Balance” means the principal balance of the Loan which would have been outstanding on a single Original Payment Date if there had been no prepayment.

(5) “Original Payment Dates” means the dates on which principal of the Loan would have been paid under the terms of this Note if there had been no prepayment. If a portion of principal of the Loan would have been paid after the next Change Date following the date of prepayment, then the Original Payment Date for that portion will be such next Change Date.

(6) “Prepaid Percentage” means the quotient derived by dividing the amount of the prepayment by the principal amount of the Loan outstanding immediately prior to the prepayment.

(7) “Reinvestment Rate” means the fixed interest rate per annum, determined solely by Bank on the date of prepayment, that Bank could obtain by investing funds in the Money Market and that approximates a period of time starting on the date of the prepayment and ending on the applicable Original Payment Date. The Reinvestment Rate is Bank’s estimate only, and Bank is under no obligation to actually reinvest any prepayment. Bank may adjust the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the Loan. The Reinvestment Rate shall be based on information from either the Telerate or Reuters information services, or other information sources the Bank deems appropriate.

5. BORROWER’S WAIVER OF PREPAYMENT RIGHT.

By its signature below, Borrower expressly waives any right under California Civil Code Section 2954.10 or otherwise to prepay the Loan, in whole or in part, without a Prepayment Fee as described above. Borrower acknowledges that prepayment of the Loan may result in Bank’s incurring additional losses, costs, expenses and liabilities, including, but not limited to, lost revenue and lost profits. Borrower therefore agrees to pay the Prepayment Fee if any principal amount is prepaid, whether voluntarily or by reason of acceleration, including, but not limited to, acceleration upon any transfer or conveyance of any right, title or interest in the real property described in the Deed of Trust giving Bank the right to accelerate the maturity of this Note pursuant to the Deed of Trust. Borrower agrees that Bank’s willingness to offer the interest rate described in this Note is sufficient and independent consideration, given individual weight by Bank, for this waiver. Borrower understands that Bank would not offer such an interest rate to Borrower absent this waiver.

Borrower:	Super Micro Computer, Inc., a California corporation

	By:	/s/ Charles Liang
Charles Liang, President

	By:	/s/ Sara Liu
Sara Liu, Treasurer

6. LATE PAYMENTS.

A. Late Charge for Overdue Payments. If Bank has not received the full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, Borrower will pay a late charge to Bank in the amount of six percent (6%) of the overdue payment. Borrower will pay this late charge only once on any late payment.

B. Default Rate. From and after the stated maturity of this Note, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, all sums owing on this Note, at the option of Bank, shall bear interest until paid in full at three (3) percentage points above the rate at which interest would otherwise accrue under this Note.

7. MISCELLANEOUS.

A. Payments. All amounts payable under this Note are payable in lawful money of the United States. Checks constitute payment only when collected.

     Joint and Several. If more than one person or entity are signing this Note as Borrower, their obligations under this Note will be joint and several.

C. Loan Agreement. This Note is subject to the terms and conditions of the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity of this Note.

IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note to Bank as of the date first above written.

Borrower: Super Micro Computer, Inc., a California corporation

By:	/s/ Charles Liang
Charles Liang, President

By:	/s/ Sara Liu
Sara Liu, Treasurer